UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*

                            VOLTAIRE LIMITED (VOLT).
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  Ordinary Shares, par value NIS 0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M97613109
                                -----------------
                                 (CUSIP Number)

                                December 31, 2009
          -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------
CUSIP No. M97613109
-------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Vertex Israel II Management Ltd
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        1,890,678 Ordinary Shares (*)
 NUMBER OF         -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            -
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
 REPORTING              1,890,678 Ordinary Shares (*)
   PERSON          -------------------------------------------------------------
    WITH           8    SHARED DISPOSITIVE POWER
                        -
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,890,678 Ordinary Shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)      [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.98%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     CO
--------------------------------------------------------------------------------

     1. (*) Vertex Israel II Management Ltd is the General Partner of Vertex Israel II Fund comprising of: Vertex Israel II (C.I.) Fund L.P., Vertex Israel II (C.I.) Executive Fund L.P., Vertex Israel II (A) Fund L.P., Vertex Israel II (B) Fund L.P. and Vertex Israel II Discount Fund L.P. 1,890,678 is the number of Shares held by the entire fund.

-------------------
CUSIP No. M97613109
-------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Vertex Israel II (C.I.) Fund L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Island
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
 NUMBER OF         -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            1,402,354 Ordinary Shares
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
 REPORTING
   PERSON          -------------------------------------------------------------
    WITH           8    SHARED DISPOSITIVE POWER
                        1,402,354 Ordinary Shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,402,354 Ordinary Shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)      [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     6.66%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     PN
--------------------------------------------------------------------------------

-------------------
CUSIP No. M97613109
-------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Vertex Israel II (A) Fund L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
 NUMBER OF         -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            253,020 Ordinary Shares
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
 REPORTING
   PERSON          -------------------------------------------------------------
    WITH           8    SHARED DISPOSITIVE POWER
                        253,020 Ordinary Shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     253,020 Ordinary Shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)      [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.20%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     PN
--------------------------------------------------------------------------------

-------------------
CUSIP No. M97613109
-------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Vertex Israel II (B) Fund L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
 NUMBER OF         -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            38,787 Ordinary Shares
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
 REPORTING
   PERSON          -------------------------------------------------------------
    WITH           8    SHARED DISPOSITIVE POWER
                        38,787 Ordinary Shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     38,787 Ordinary Shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)      [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.18%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     PN
--------------------------------------------------------------------------------

-------------------
CUSIP No. M97613109
-------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Vertex Israel II Discount Fund L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
 NUMBER OF         -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            179,023 Ordinary Shares
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
 REPORTING
   PERSON          -------------------------------------------------------------
    WITH           8    SHARED DISPOSITIVE POWER
                        179,023 Ordinary Shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     179,023 Ordinary Shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)      [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.85%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     PN
--------------------------------------------------------------------------------

-------------------
CUSIP No. M97613109
-------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Vertex Israel II (C.I.) Executive Fund L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Island
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
 NUMBER OF         -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            17,494 Ordinary Shares
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
 REPORTING
   PERSON          -------------------------------------------------------------
    WITH           8    SHARED DISPOSITIVE POWER
                        17,494 Ordinary Shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     17,494 Ordinary Shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)      [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.08%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     PN
--------------------------------------------------------------------------------

Item 1(a) NAME OF ISSUER:

          Voltaire Limited

Item 1(b) ADDRESS OF ISSUER'S PRINCIPLE EXECUTIVE OFFICES:

          9 Hamenofim Street, Building A
          Herzeliya 46725, Israel

Item 2(a) NAME OF PERSON FILING:

               2.   Vertex Israel II Management Ltd, an Israeli Company

               3. Vertex Israel II (C.I.) Fund L.P., an Cayman Island Partnership ("Cayman Fund")

               4. Vertex Israel II (C.I.) Executive Fund L.P., an Cayman Island Partnership ("Executive Fund")

               5. Vertex Israel II (A) Fund L.P., an Israeli Partnership ("Israeli A Fund")

               6. Vertex Israel II (B) Fund L.P., an Israeli Partnership ("Israeli B Fund")

               7. Vertex Israel II Discount Fund L.P., an Israeli Partnership ("Discount Fund")

               Vertex Israel II Management Ltd is the General Partner of the Cayman Fund, the Executive Fund, the Israeli A Fund, the Israeli B Fund and the Discount Fund.

               Each of the partnerships holds the number of Ordinary Shares of the issuer set forth on the cover page.

Item 2(b) ADDRESS OF PRINCIPLE BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    1. Vertex Israel II (C.I.) Fund L.P.- c/o Walker House, P.O. Box 908 GT, Mary Street, George Town, Grand Cayman, Cayman Islands

                    2. Vertex Israel II (C.I.) Executive Fund L.P.- c/o Walker House, P.O. Box 908 GT, Mary Street, George Town, Grand Cayman, Cayman Islands

                    3. Vertex Israel II Management Ltd- 1 Hashikma Street, P.O.Box 89, Savyon 56530, Israel

                    4. Vertex Israel II (A) Fund L.P.- 1 Hashikma Street, P.O.Box 89, Savyon 56530, Israel

                    5. Vertex Israel II (B) Fund L.P.- 1 Hashikma Street, P.O.Box 89, Savyon 56530, Israel

                    6. Vertex Israel II Discount Fund L.P. - 1 Hashikma Street, P.O.Box 89, Savyon 56530, Israel

Item 2(c) CITIZENSHIP:

               Vertex Israel II Management Ltd - Israel

               Vertex Israel II (C.I.) Fund L.P.- Cayman Island

               Vertex Israel II (C.I.) Executive Fund L.P.- Cayman Island

               Vertex Israel II (A) Fund L.P.- Israel

               Vertex Israel II (B) Fund L.P.- Israel

               Vertex Israel II Discount Fund L.P. - Israel

Item 2(d) TITLE OF CLASS OF SECURITIES:

          Ordinary Shares, par value NIS 0.01 per share

Item 2(e) CUSIP Number: M97613109

Item 3    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B):

Item 4    OWNERSHIP:

     (a)  AMOUNT BENEFICIALLY OWNED:

          See row 9 of cover page of each reporting person

     (b)  PERCENT OF CLASS:

          See row 11 of cover page of each reporting person

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i) SOLE POWER TO VOTE

          See row 5 of cover page of each reporting person

          (ii) SHARED POWER TO VOTE

          See row 6 of cover page of each reporting person

          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

          See row 7 of cover page of each reporting person

          (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

          See row 8 of cover page of each reporting person

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following N.A.

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          N.A

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          N.A

Item 9    NOTICE OF DISSOLUTION OF THE GROUP:

          N.A

Item 10   CERTIFICATION:

          N.A

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

February 10, 2010

                                  VERTEX ISRAEL II MANAGEMENT LTD

                                  /s/ Yoram Oron    Ran Gartenberg
                                  --------------------------------
                                  By: Yoram Oron    Ran Gartenberg
                                  Title: Founder &      CFO
                                  Managing Partner

                                  VERTEX ISRAEL II (C.I.) FUND L.P.
                                  BY: VERTEX ISRAEL II MANAGEMENT LTD

                                  /s/ Yoram Oron    Ran Gartenberg
                                  --------------------------------
                                  By: Yoram Oron    Ran Gartenberg
                                  Title: Founder &      CFO
                                  Managing Partner

                                  VERTEX ISRAEL II (C.I.) EXECUTIVE FUND L.P.
                                  BY: VERTEX ISRAEL II MANAGEMENT LTD

                                  /s/ Yoram Oron    Ran Gartenberg
                                  --------------------------------
                                  By: Yoram Oron    Ran Gartenberg
                                  Title: Founder &      CFO
                                  Managing Partner

                                  VERTEX ISRAEL II (A) FUND L.P.
                                  BY: VERTEX ISRAEL II MANAGEMENT LTD

                                  /s/ Yoram Oron    Ran Gartenberg
                                  --------------------------------
                                  By: Yoram Oron    Ran Gartenberg
                                  Title: Founder &      CFO
                                  Managing Partner

                                  VERTEX ISRAEL II (B) FUND L.P.
                                  BY: VERTEX ISRAEL II MANAGEMENT LTD

                                  /s/ Yoram Oron    Ran Gartenberg
                                  --------------------------------
                                  By: Yoram Oron    Ran Gartenberg
                                  Title: Founder &      CFO
                                  Managing Partner

                                  VERTEX ISRAEL II DISCOUNT FUND L.P.
                                  BY: VERTEX ISRAEL II MANAGEMENT LTD

                                  /s/ Yoram Oron    Ran Gartenberg
                                  --------------------------------
                                  By: Yoram Oron    Ran Gartenberg
                                  Title: Founder &      CFO
                                  Managing Partner

                                  EXHIBIT INDEX


EXHIBIT NO.         DESCRIPTION

Exhibit A           Agreement of Joint Filing

                                    EXHIBIT A

The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary Shares of Voltaire Ltd. dated as of December 31 ,2007 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned, shall be filed on behalf of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

February 10, 2010

                                  VERTEX ISRAEL II MANAGEMENT LTD

                                  /s/ Yoram Oron    Ran Gartenberg
                                  --------------------------------
                                  By: Yoram Oron    Ran Gartenberg
                                  Title: Founder &      CFO
                                  Managing Partner

                                  VERTEX ISRAEL II (C.I.) FUND L.P.
                                  BY: VERTEX ISRAEL II MANAGEMENT LTD

                                  /s/ Yoram Oron    Ran Gartenberg
                                  --------------------------------
                                  By: Yoram Oron    Ran Gartenberg
                                  Title: Founder &      CFO
                                  Managing Partner

                                  VERTEX ISRAEL II (C.I.) EXECUTIVE FUND L.P.
                                  BY: VERTEX ISRAEL II MANAGEMENT LTD

                                  /s/ Yoram Oron    Ran Gartenberg
                                  --------------------------------
                                  By: Yoram Oron    Ran Gartenberg
                                  Title: Founder &      CFO
                                  Managing Partner

                                  VERTEX ISRAEL II (A) FUND L.P.
                                  BY: VERTEX ISRAEL II MANAGEMENT LTD

                                  /s/ Yoram Oron    Ran Gartenberg
                                  --------------------------------
                                  By: Yoram Oron    Ran Gartenberg
                                  Title: Founder &      CFO
                                  Managing Partner

                                  VERTEX ISRAEL II (B) FUND L.P.
                                  BY: VERTEX ISRAEL II MANAGEMENT LTD

                                  /s/ Yoram Oron    Ran Gartenberg
                                  --------------------------------
                                  By: Yoram Oron    Ran Gartenberg
                                  Title: Founder &      CFO
                                  Managing Partner

                                  VERTEX ISRAEL II DISCOUNT FUND L.P.
                                  BY: VERTEX ISRAEL II MANAGEMENT LTD

                                  /s/ Yoram Oron    Ran Gartenberg
                                  --------------------------------
                                  By: Yoram Oron    Ran Gartenberg
                                  Title: Founder &      CFO
                                  Managing Partner